As filed with the Securities and Exchange Commission on August 12, 2009	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Silverleaf Resorts, Inc.
(Exact Name of Registrant Specified in its Charter)

Texas	75-2259890
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1221 River Bend Drive Suite 120 Dallas, TX 75247 214-631-1166
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

2008 Stock Option Plan for Silverleaf Resorts, Inc.
(Full title of the plan)

Robert E. Mead
Chief Executive Officer
Silverleaf Resorts, Inc.
1221 River Bend Drive, Suite 120
Dallas, TX 75247
(214) 631-1166
(Name, address, including zip code, and
Telephone number, including area code,
of agent for service)
Copy to: David N. Reed Meadows, Collier, Reed, Cousins & Blau, L.L.P. 901 Main Street, Suite 3700 Dallas, TX 75202 (214) 744-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filed, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☒	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 Par Value	2,000,000 Shares	$1.88	$3,760,000	$209.81

(1)
Represents shares of the common stock (“Common Stock”)  of Silverleaf Resorts, Inc. (the “Registrant,” “we,” or “our”) that may be issued upon exercise of outstanding options, or that may become available for future awards in the event of cancellation or termination without exercise of outstanding options under the 2008 Stock Option Plan for Silverleaf Resorts, Inc. (the “Plan”).  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the Plan by reason of stock splits, stock dividends, recapitalizations or similar transactions effected without consideration which result in an increase or decrease in the number of outstanding shares of Common Stock.

(2)	Based on the weighted-average exercise price of $1.88 per share with respect to 2,000,000 shares of Common Stock subject to options outstanding under the Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS;
REOFFER PROSPECTUS

The documents constituting Part I of this registration statement have been omitted form this registration statement and will be sent or given to the participants in the Plan as provided by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this registration statement.

—	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 10, 2009;
—	Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2008, filed on June 15, 2009;
—	Amendment No. 2 to Form 10-K for the fiscal year ended December 31, 2008, filed on June 22, 2009;
—	Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed on May 11, 2009;
—	Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed on August 4, 2009;
—	Current Reports on Form 8-K filed on May 12, 2009, May 14, 2009, June 30, 2009; and August 5, 2009; and
—	The description of our Common Stock which is contained under the caption “Description of Common Stock” in our Registration Statement on Form S-3 filed with the Commission on October 23, 2007.

All reports and other documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities covered by this Registration Statement have been sold or which deregisters all of the securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this document from the date of filing of such reports or other documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the Securities and Exchange Commission pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

Item 4.	Description of Securities

Not Applicable

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Our Charter limits the liability of our directors and officers to us and our shareholders to the fullest extent permitted by law.  The Texas Business Corporation Act (“TBCA”) presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except for (i) a breach of the duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that is a breach of a duty to the corporation or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction in which the director or officer received an improper benefit, or (iv) other statutory exceptions.

We have also entered into an agreement with each of our directors and certain of our officers wherein we have agreed to indemnify each of them to the fullest extent permitted by law.  Pursuant to the Indemnification Agreement, we shall indemnify an officer who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right by reason of the fact that such person is or was our director, officer, employee or agent, or a director, officer, employee or agent of any of our subsidiaries, by reason of any action or inaction on the part of such person while an officer or director or by reason of the fact that such person is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld) actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The Indemnification Agreements provide the procedure by which an officer may seek indemnification from us.

Our Articles of Incorporation and Bylaws require us to indemnify our directors, officers and certain other parties to the fullest extent permitted from time to time by law.  The TBCA presently permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party only if (i) the indemnified party conducted himself in good faith, (ii) if a director, his conduct was in the corporation’s best interest, or, if not a director, his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the indemnified party had no reasonable cause to believe his conduct was unlawful.  Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, if the director or officer has been adjudged to be liable to the corporation or is found liable on the basis that personal benefit was improperly received, indemnification (i) is limited to reasonable expenses actually incurred by such person in the proceeding, and (ii) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.  The termination of any proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not itself determinative that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

We have obtained a directors and officers liability insurance policy that insures (i) our directors and officers from any claim arising out of an alleged wrongful act by them while acting as our directors and/or officers, and (ii) ourselves to the extent that (a) we have indemnified the directors and officers for a loss and (b) we have incurred losses in connection with claims made against us for covered wrongful acts.

Item 7.	Exception from Registration Claimed

Not applicable

Item 8.	Exhibits.

The exhibits filed as part of this Registration Statement are as follows:

EXHIBIT NUMBER	DESCRIPTION
3.1	Third Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to our Form 8-K filed December 29, 2003).
3.2	Articles of Correction dated February 9, 2004 to Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of Registrant’s Form 10-K for year ended December 31, 2003).
3.3	Third Amended and Restated Bylaws of Silverleaf Resorts, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K dated November 14, 2007).
4.3	2008 Stock Option Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement as filed on Schedule 14A with the Securities and Exchange Commission on July 3, 2008).
5.1*	Opinion of Meadows, Collier, Reed, Cousins & Blau, LLP regarding the validity of the Common Stock.
23.1*	Consent of Meadows, Collier, Reed, Cousins & Blau, LLP (included in Exhibit 5.1).
23.2*	Consent of BDO Seidman, LLP.
24.1*	Powers of Attorney (included as part of the signature page hereto).
_______

* Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, However, That:

paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 12, 2009.

SILVERLEAF RESORTS, INC.

By:	/s/ ROBERT E. MEAD
Robert E. Mead Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Silverleaf Resorts, Inc. (the “Company”) and each of us, do hereby constitute and appoint Robert E. Mead and Robert M. Sinnott, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys or agents, or either of them, may deem necessary or advisable to enable the Company to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to such Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT E. MEAD Robert E. Mead	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 12, 2009

/s/ ROBERT M. SINNOTT Robert M. Sinnott	Chief Financial Officer (Principal Financial and Accounting Officer)	August 12, 2009

J. Richard Budd	Director	August 12, 2009

/s/ JAMES B. FRANCIS, JR. James B. Francis, Jr.	Director	August 12, 2009

/s/ HERBERT B. HIRSCH Herbert B. Hirsch	Director	August 12, 2009

/s/ MICHAEL A. JENKINS Michael A. Jenkins	Director	August 12, 2009

EXHIBIT NUMBER	DESCRIPTION
3.1	Third Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to our Form 8-K filed December 29, 2003).
3.2	Articles of Correction dated February 9, 2004 to Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of Registrant’s Form 10-K for year ended December 31, 2003).
3.3	Third Amended and Restated Bylaws of Silverleaf Resorts, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K dated November 14, 2007).
4.3	2008 Stock Option Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement as filed on Schedule 14A with the Securities and Exchange Commission on July 3, 2008).
5.1*	Opinion of Meadows, Collier, Reed, Cousins & Blau, LLP regarding the validity of the Common Stock.
23.1*	Consent of Meadows, Collier, Reed, Cousins & Blau, LLP (included in Exhibit 5.1).
23.2*	Consent of BDO Seidman, LLP.
24.1*	Powers of Attorney (included as part of the signature page hereto).
_______
*Filed herewith